Exhibit 5.1.2

February 17, 2015

Inotek Pharmaceuticals Corporation

131 Hartwell Avenue, Suite 105

Lexington, MA 02421

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-199859) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Inotek Pharmaceuticals Corporation, a Delaware corporation (the “Company”) of up to $34,500,000 aggregate principal amount of convertible senior notes (the “Notes”) and the shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), that may be issued upon conversion of the Notes (the “Conversion Shares” and together with the Notes, the “Securities”). The Securities are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”), and will be issued under an indenture (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), the form of which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of our opinions below, we have assumed that the Indenture has been duly authorized by the Trustee.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the law of New York.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.

The Notes have been duly authorized and, when the price and other terms upon which the Notes are to be sold have been approved by the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and upon the due execution and delivery of the Indenture reflecting such terms by each of the Company and the Trustee and the execution, authentication and

Inotek Pharmaceuticals Corporation

February 17, 2015

issuance of the Notes (in the form examined by us) against payment therefor in accordance with the terms of the Underwriting Agreement and otherwise in accordance with the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The issuance of the Conversion Shares has been duly authorized and, when the conversion rate and other terms related to the conversion of the Notes have been approved by the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Notes are converted, the Conversion Shares, when issued and delivered upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

The opinion expressed in numbered opinion paragraph 1 above is subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP